EXHIBIT 99.2
LETTER OF INTENT

June 6, 2014

The Parties hereto, John V. Cappello, D,O., M.B.A. and/or nominee (JVC) and controlling shareholders of Castle Holding Corp. or (the “Company”) hereby enter into this Letter of Intent to establish deal terms and to allow due diligence activities to take place. The Parties agree that during the term of this letter they will negotiate in good faith to reach a definitive Share Purchase Agreement.

The Parties hereby agree:

1.
All information provided under this Letter shall be confidential as trade secrets with the exception of the filing of Form 8K with the Securities Exchange Commission that will be filed within 15 (fifteen) days by the Company.

2.	A definitive Share Purchase Agreement will be completed and executed by the Parties on October 1, 2014 or this Letter of Intent will terminate. Closing shall take place no later than October 15, 2014.
3.	The definitive Share Purchase Agreement will include these Deal Points:
a)
JVC will purchase, subject to JVC due diligence, and the controlling shareholders of the Company would sell Twenty Million (20,000,000) of the common shares of the Company for $200,000. This would constitute approximately 54% or controlling interest of the Company. For the next two years, these shares will be voted to maintain Michael T. Studer as Chief Financial Officer and a Director and George R. Hebert as Director.

b)	The Company and JVC would make standard warranties, representations and indemnities in the definitive Share Purchase Agreement.
c)
JVC will cause a portfolio of patents and patents pending with a royalty stream to be placed within the Company. In exchange for these before mentioned patents and royalty streams the Company will issue 2,000,000 shares.

d)
JVC will add 2,000,000 shares of Emergent Health Corp. (representing approximately 8% of Emergent’s outstanding common stock) to the Company portfolio to for the issuance of added Company stock to be determined and to further enhance the Company Balance Sheet. For the above mentioned shares the Company will issue 2,000,000 shares to JVC.

e)	JVC will acquire an additional 3,000,000 shares of Company common stock from the Company at a price of $0.015 per share or $45,000.
f)	JVC will utilize best efforts to have the Company audited and listed on the BB at a minimum.
g)	Closing with a total payment of $200,000 from JVC to the owners of the 20,000,000 shares of the Company shall be on or before October 15, 2014.

4.
If no Definitive Share Purchase Agreement is executed within the time set forth herein, then this Letter of Intent shall expire or may be extended only by mutual agreement of the Parties to this agreement.

Signature  /s/ George Hebert   George Hebert, Shareholder Control 1

Signature  /s/ Michael Studer  Michael Studer, CPA, Shareholder Control 2

Signature /s/ John V. Cappello  John V. Cappello, D.O., M.B.A.